Filed pursuant to Rule 424 (b) (3)
                                                      Registration No. 333-45457




                              AMSCAN HOLDINGS, INC.

Supplement No. 4 to Prospectus dated June 18, 2002 as supplemented by Supplement No. 1 June 19, 2002,
Supplement No. 2 dated August 14, 2002,
Supplement No. 3 dated November 14, 2002, and
Supplement No. 4 dated December 3, 2002.

The date of this Supplement No. 4 is December 3, 2002.


On December 3, 2002, Amscan Holdings,  Inc. filed the attached report on Form
8-K.

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 27, 2002




                              AMSCAN HOLDINGS, INC.

             (Exact Name of Registrant as specified in its charter)

            Delaware                       000-21827              13-3911462
 (State or other jurisdiction of   (Commission File Number)       (IRS Employer
         incorporation) No.)                                     Identification

          80 Grasslands Road, Elmsford, New York             10523
         (Address of Principal Executive Offices)          (Zip Code)






Registrant's telephone number, including area code: (914) 345-2020

Item 5. Other Events and Regulation FD Disclosure

     On November 27, 2002, Amscan Holdings, Inc. (the "Company") issued a press release announcing that it had signed commitment letters with Goldman Sachs Credit Partners L.P., which will enable the Company to refinance and significantly extend the maturity of its senior debt facilities. Additionally, the Company announced that it has decided not to pursue a public offering of shares of common stock at this time given valuations currently available in the equity markets. The Company's press release dated November 27, 2002 is incorporated herein by reference and filed as an exhibit hereto.


Item 7. Financial Statements and Exhibits

     (a)  Not applicable

     (b)  Not applicable

     (c)  Exhibits

         Exhibit No.                     Description

              19          Press Release dated November 27, 2002 of Amscan
                          Holdings, Inc.



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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AMSCAN HOLDINGS, INC.

                              By:       /s/ Michael A. Correale
                                    ------------------------------------
                                        Michael A. Correale
                                        Chief Financial Officer

December 2, 2002



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



FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

                    Amscan to Refinance Senior Debt Facility;

                    Not Pursuing Public Offering at This Time

                                     Contact:  James M. Harrison (914) 784-4014
                                             Michael A. Correale (914) 784-4050


ELMSFORD, NEW YORK. November 27, 2002. Amscan Holdings, Inc. announced today that it has signed commitment letters with Goldman Sachs Credit Partners L.P., which will enable it to refinance and significantly extend the maturity of its senior debt facilities. Amscan had filed a registration statement with the Securities and Exchange Commission on June 13, 2002 relating to a proposed primary and secondary offering of shares of its common stock. The Company has decided not to pursue a public offering of shares of common stock at this time given valuations currently available in the equity markets.

Commenting upon the decision, Michael A. Correale, the Company's Chief Financial Officer stated, "This refinancing will improve the maturity profile of our current capital structure while preserving our flexibility to pursue a public equity offering in due course."

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.